Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation to Present at the Sandler O’Neill & Partners, L.P. West Coast

Financial Services Conference

Burr Ridge, Illinois – (February 24, 2009) BankFinancial Corporation (Nasdaq – BFIN) announced that it will participate in the Sandler O’Neill & Partners West Coast Financial Services Conference. BankFinancial’s Chairman and Chief Executive Officer, F. Morgan Gasior, is currently scheduled to present at 4:35 p.m. Pacific Time (6:35 p.m. Central Time) on Tuesday, March 3, 2009.

This event can be accessed by logging on to www.sandleroneill.com. Once on this page, participants will be directed to the presentation. Interested parties may also dial 1-800-259-0251 and using participant passcode Session 2, to listen to the presentation. For those unable to listen to the live broadcast, a replay will be available at www.sandleroneill.com for 60 days after the event beginning on March 4, 2009. There is no charge to access the presentation.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2008, BankFinancial Corporation had total assets of $1.555 billion, total loans of $1.268 billion, total deposits of $1.070 billion and stockholders’ equity of $267 million. The company’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s web site, www.bankfinancial.com.

For Further Information

Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
	Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234